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                                                                    EXHIBIT 10.9


                                          May 27, 1997

Committee to Restore Value
  at Sallie Mae
c/o Mr. Albert L. Lord
LCL, Ltd.
1317 F Street, N.W.
Suite 202
Washington, D.C. 20004

               Re:  Settlement Agreement

Dear Al:

     This letter sets forth the mutual understanding between the Student Loan Marketing Association ("Sallie Mae") and the Committee to Restore Value at Sallie Mae (the "CRV") regarding the procedures for obtaining shareholder approval of the privatization of Sallie Mae and other matters to be presented to shareholders in connection therewith.


     1. Sallie Mae, with the cooperation and assistance of counsel for Sallie Mae and counsel for the CRV, shall use its best efforts to promptly prepare and, within ten days from the effective date of this Letter Agreement, file with the Securities and Exchange Commission (the "SEC") a post-effective amendment, including any subsequent amendments relating thereto filed in response to any comments received from the SEC in respect of such post-effective amendment or any related subsequent amendments (collectively, the "Amendment"), to its Registration Statement on Form S-4, No. 333-21217 (the "Form S-4"). Except with respect to the part of the Amendment setting forth the information contained in the annexes described in paragraph 2 hereof, the form, content and appearance of the Amendment shall be mutually agreed upon by Sallie Mae and the CRV. Without limiting the foregoing, any cover letter to shareholders prepared and filed with the SEC as part of the Amendment shall be neutral in tone and in a form that is mutually agreed upon by Sallie Mae and the CRV. The Amendment shall state that shareholders of Sallie Mae are being asked to approve, by a separate vote, a plan of reorganization (the "Reorganization Proposal") pursuant to which Sallie Mae will become a subsidiary of SLM Holding Corporation, a Delaware-chartered holding company (the "Holding Company"). Each of Sallie Mae and the CRV agree to recommend that shareholders vote for the Reorganization Proposal. The Reorganization Proposal will be implemented through consummation of the Agreement and Plan of Reorganization contained as an appendix to the existing Form S-4. In addition, the Amendment shall state that shareholders are being asked to select, by a separate vote (on a non-cumulative basis), a slate of nominees that will be appointed as the initial Holding Company Board of Directors upon approval of the Reorganization Proposal (the "Board Slate Proposal"). Each of the slate of nominees proposed by Sallie Mae (the "Sallie Mae Slate") and the slate of nominees proposed by the CRV (the "CRV Slate") shall consist of up to fifteen members, and the size of the Holding Company Board shall be fixed at fifteen. It is understood that shareholders will not have the opportunity to withhold authority for any individual nominee. Assuming the presence of a quorum and shareholder approval of the Reorganization Proposal under the terms of the Student Loan Marketing Association Reorganization Act of 1996 (the "Privatization Act"), the fifteen nominees receiving the highest plurality of the votes cast in person or by proxy, shall as soon as possible after such shareholder approval of the Reorganization Proposal, be appointed by Sallie Mae as directors of the Holding Company, which nominees shall not be removed from the Holding Company Board prior to the consummation of the reorganization. In the event that, as a result of the votes cast in respect of the Board Slate Proposal, one party is entitled to minority representation on the Holding Company Board, such party, since all of its nominees shall have received the same number of votes cast in


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respect of the Board Proposal, shall select the individual(s) to be appointed by
Sallie Mae to such minority position(s) on the Holding Company Board from among any of its nominees who have consented to serve as a minority director with the other party's nominees.

     2. The Amendment shall contain such updating of financial and other information as is required by the rules and regulations of the SEC. In addition, with respect to the Board Slate Proposal, each of Sallie Mae and the CRV shall include appropriate information (the "Information") in annexes forming a portion of the Amendment (or such other form acceptable to the SEC and mutually agreed upon by Sallie Mae and the CRV) relating to the members of its proposed slate of directors, the business plan that such slate intends to implement and the charter and by-laws that such slate intends to adopt as the Holding Company's governing documents immediately prior to privatization. The Information when filed shall be complete and accurate. Should any portion of the Information change, become inaccurate or be supplemented, the party responsible for such changed, inaccurate or supplemental Information shall promptly file with the SEC such changed, corrected or supplemental Information, as the case may be. Sallie Mae shall cooperate with the CRV in causing any such filing to be promptly filed electronically with the SEC. Each of Sallie Mae and the CRV acknowledges that the Information may contain modifications or changes from that previously furnished to shareholders as part of the solicitations made to date relating to the special meetings of shareholders in respect of privatization. The Information relating to each of Sallie Mae and the CRV shall be prepared by Sallie Mae and the CRV, respectively, and shall be furnished in separate documents to be filed by Sallie Mae as annexes to the Amendment. Each of Sallie Mae and the CRV agree that each party shall be free to prepare its respective portion of the Information as it deems, in its sole and absolute discretion, appropriate. In addition, Sallie Mae and the CRV shall secure from their respective slate of nominees written consent from each proposed nominee stating each such nominee's consent to serve on the slate that nominated such nominee. Such consents shall be filed as exhibits to the Amendment. In the Amendment, each of the parties hereto shall be permitted to disclaim any and all responsibility and liability for any of the Information furnished by the other party. Each of Sallie Mae and the CRV shall be permitted to use its own form of mutually agreed upon proxy card. The Amendment (other than the exhibits thereto, the Information and the proxy cards) shall be mailed by Sallie Mae by first class mail to all shareholders without proxy cards no earlier than four days after the Record Date (as defined in paragraph 3 hereof) and in any event at least one day prior to Sallie Mae's and the CRV's respective distributions of the Information portion of the Amendment and their respective proxy cards.

     3. The votes on the Reorganization Proposal and the Board Slate Proposal shall be held at a new special meeting of shareholders of Sallie Mae (the "Special Meeting") to be called exclusively for such purpose. A record date for the Special Meeting shall be fixed by the Sallie Mae Board for a date that is ten days after the date of issuance of the joint press release contemplated by paragraph 7 hereof (the "Record Date"). The Special Meeting shall be set by the Sallie Mae Board to take place in Washington, D.C. at 11:00 a.m. on the first Thursday following the date that is twenty days after the date on which the Amendment is first mailed to shareholders.

     The Special Meeting shall be conducted pursuant to a mutually agreed upon script and shall not be adjourned to a later date except by mutual agreement of Sallie Mae and the CRV. Sallie Mae shall make arrangements for each of Sallie Mae and the CRV to have access to comparable facilities at the Special Meeting. Corporate Election Services shall serve as the independent inspector of elections for the Special Meeting pursuant to instructions mutually agreed upon, prior to the Special Meeting, by Sallie Mae and the CRV.

     Each of Sallie Mae and the CRV shall have equal access to shareholder mailing and position information and shall be entitled to as many copies of the Amendment as it may reasonably request.

     4. All members of the Sallie Mae Board shall vote to amend Sallie Mae's By-laws to permit the next annual meeting of Sallie Mae to occur after the Special Meeting.

     5. Each of Sallie Mae and the CRV agree, upon effectiveness of this Letter Agreement, to cancel all special meetings of shareholders called to date in respect of the privatization and to void all proxies solicited to date.

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     6. The Sallie Mae Board agrees to abide by the results of the shareholders'
vote on the Reorganization Proposal and to cause Sallie Mae to appoint, as soon as possible after shareholder approval of the Reorganization Proposal under the terms of the Privatization Act, the fifteen nominees receiving the highest plurality of votes cast in respect of the Board Slate Proposal (with any minority representation on the Holding Company Board to which any party may be entitled to be determined in accordance with paragraph 1 hereof) as the Holding Company Board, the members of which Board shall not be removed prior to the consummation of the reorganization. If the slate so appointed consists of a majority of members affiliated with the CRV, the CRV Slate, in their capacity as Holding Company directors, shall designate new officers of the Holding Company and Sallie Mae Merger Company to effectuate the reorganization, which officers shall make or cause to be made any filing with the Delaware Secretary of State to effect any necessary amendment to such companies' certificates of incorporation and to effect the reorganization.

     7. The substance of this Letter Agreement shall be disclosed in a joint press release approved by both Sallie Mae and the CRV.

     8. Prior to the Record Date, Sallie Mae shall not issue any additional voting securities of Sallie Mae, other than pursuant to currently exercisable stock options or as required by the terms of benefit plans currently in effect on the date hereof.

     9. The parties hereto agree to take, or cause to be taken, all such further action as shall be necessary or appropriate to effect privatization and the other matters presented to shareholders in connection therewith consistent with the terms of the Privatization Act and this Letter Agreement.

     10. The Sallie Mae Board shall authorize the payment of (i) all Approved Expenses of the CRV incurred to date and upon the effectiveness of this Agreement shall reimburse the CRV for all Approved Expenses incurred to date, in each case in connection with the solicitations made to date relating to privatization (including the solicitation to call a special meeting and all litigation filed to date relating to such solicitation), (ii) all Approved Expenses of the CRV incurred in connection with the preparation and filing with the SEC of the Amendment and any supplemental Information, and (iii) all Approved Expenses of the CRV incurred in connection with the solicitation of proxies for the Special Meeting provided for under this Letter Agreement. Sallie Mae agrees to pay and/or reimburse promptly such Approved Expenses upon being presented with evidence thereof. For purposes of this paragraph, "Approved Expenses" shall mean those expenses (including the payment of proxy solicitors, costs of printing and distributing proxy cards and the annexes, advisors, travel and related expenses, and attorneys fees) that have been determined to be reasonable by Mr. Robert Huret, which in the case of expenses incurred to date shall be consistent with the estimates of such expenses presented to the Sallie Mae Board. The parties hereto acknowledge that all expenses of Sallie Mae in connection with the privatization, including those expenses of the nature addressed by this paragraph, have been authorized and approved previously by a resolution of the Sallie Mae Board of Directors.

     11. Sallie Mae agrees to dismiss with prejudice the currently pending litigation (Civil Action No. 97-784 (HHG)). Sallie Mae and the CRV each agree to release the CRV and Sallie Mae, respectively, from any claim or counterclaim that could have been brought against such party (and/or its directors, officers, affiliates, members, agents, representatives, advisors or "participants" (as such term is defined in SEC Regulation 14A) in its solicitation) relating to such litigation. Each of Sallie Mae and the CRV further agree not to initiate or authorize any action, claim or other litigation relating to the privatization or the solicitation of proxies in respect thereof against the other party (and/or its directors, officers, affiliates, members, agents, representatives, advisors or "participants" (as such term is defined in SEC Regulation 14A) in its solicitation) after the date hereof, unless such action, claim or other litigation (i) if initiated or authorized by Sallie Mae, is authorized by a vote of its Board of Directors and if initiated or authorized by the CRV, is authorized by a majority of its members, and (ii) does not seek monetary relief or recovery.

     12. The parties hereto represent and agree that this Letter Agreement shall become effective upon approval by a majority of the Sallie Mae Board and a majority of the CRV, respectively.

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     If the foregoing accurately reflects our understanding, please so indicate by signing and dating below.

                                          Sincerely,


                                                 /s/ WILLIAM ARCENEAUX

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                                                    William Arceneaux
                                                  Chairman of the Board

Agreed:

/s/ ALBERT L. LORD
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Name: Albert L. Lord
Title:


Date: May 27, 1997


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